                                                                    Exhibit 99.4

          Section 10-12-4 of the Alabama Limited Liability Company Act

s 10-12-4. Powers.

  Unless its articles of organization provide otherwise, every limited liability company has perpetual duration and succession in its name and has the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs, including, without limitation, the following powers:

  (a) To sue and be sued, complain and defend, in its name.

  (b) To purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use, and otherwise deal in and with real or personal property, or an interest in it, wherever situated.

  (c) To sell, convey, mortgage, encumber, pledge, lease, exchange, transfer, and otherwise dispose of all or any part of its property and assets.

  (d) To lend money to and otherwise assist its members.

  (e) To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with shares or other interests in or obligations of domestic or foreign limited liability companies, domestic or foreign corporations, associations, general or limited partnerships, or direct or indirect obligations of the United States or of any government, state, territory, governmental district, or municipality, or of any instrumentality thereof.

  (f) To make contracts, guarantees, and indemnity agreements and incur liabilities; borrow money at those rates of interest as the limited liability company may determine; issue its notes, bonds, and other obligations; and secure any of its obligations by mortgage, pledge of, or creation of security interest in, all or any of its property, franchises, or income; make contracts of guaranty and suretyship which are necessary or convenient to the conduct, promotion, or attainment of the business of the contracting company and of a corporation of which the majority of the outstanding stock is owned, directly or indirectly, by the contracting company; or make other contracts of guaranty and suretyship which are necessary or convenient to the conduct, promotion, or attainment of the business of the contracting company, or any interest therein, not inconsistent with the provisions of the Constitution of Alabama as it may be amended from time to time.

  (g) To lend money for any lawful purpose, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested.

  (h) To conduct its business, carry on its operations, and have and exercise the powers granted by this chapter in any state, territory, district, or possession of the United States, or in any foreign country.

  (i) To elect or appoint managers and agents of the limited liability company, and define their duties and fix their compensation.

  (j) To make and alter the operating agreement, not inconsistent with its articles of organization or with the laws of this state, for the administration and regulation of the affairs of the limited liability company.

  (k) To make donations for the public welfare or for charitable, scientific, or educational purposes.

  (l) To transact any lawful business which the managers or members find will be in aid of governmental policy.

  (m) To pay pensions and establish pension plans, pension trusts, profit-sharing plans, and other incentive plans for any or all of its managers, employees, former managers, or former employees.

  (n) To indemnify a member, manager, or employee, or former member, manager, or employee of the limited liability company against expenses actually and reasonably incurred in connection with the defense of an action, suit, or proceeding, civil or criminal, in which the member, manager, or employee is made a party by reason of being or having been a member, manager, or employee of the limited liability company, except in relation to matters as to which the member, manager, or employee is determined in the action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty; to make any other indemnification that is authorized by the articles of organization, the operating agreement, or by a resolution adopted by the members after notice (unless notice is waived); to purchase and maintain insurance on behalf of any person who is or was a member, manager, or employee of the limited liability company against any liability asserted against and incurred by the member, manager, or employee in any capacity or arising out of the member's, manager's, or employee's status as such, whether or not the limited liability company would have the power to indemnify the member, manager, or employee against that liability under the provisions of this subsection.

  (o) To cease its activities.

  (p) To have and exercise all powers necessary or convenient to effect any or all of the purposes for which the limited liability company is organized.

  (q) To become a partner, limited partner, shareholder, member, or associate of a general partnership, limited partnership, registered limited liability partnership, corporation, joint venture or similar association, or another limited liability company.

  (r) To be a promoter, incorporator, organizer, or manager of any corporation, general partnership, limited partnership, registered limited liability partnership, limited liability company, joint venture, trust, or other enterprise.

  (s) To render professional services, if each member or employee who renders professional services in Alabama is licensed or registered to render those professional services pursuant to applicable Alabama law and if the limited liability company complies with the limitations of Section 10-12-45.